EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
 Cheniere Energy Reports Fourth Quarter and YE 2012 Results
Houston, Texas - February 22, 2013 - For the quarter and year ended December 31, 2012, Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss of $94.3 million, or $0.44 per share (basic and diluted), and $332.8 million, or $1.83 per share (basic and diluted), respectively, compared with a net loss of $57.8 million, or $0.66 per share (basic and diluted), and $198.8 million, or $2.60 per share (basic and diluted), respectively, for the same periods in 2011.
For the quarter ended December 31, 2012, results include significant items of $54.1 million, or $0.25 per share, related to liquefied natural gas ("LNG") terminal and pipeline development expenses primarily for the liquefaction facilities Cheniere Energy Partners, L.P. ("Cheniere Partners") is developing at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the "Sabine Pass Liquefaction Project") and the liquefaction facilities being developed by us near Corpus Christi, Texas (the “Corpus Christi Liquefaction Project") and losses due to the early extinguishment of debt. Excluding these significant items, the adjusted net loss for the quarter ended December 31, 2012 was $40.3 million, or $0.19 per share (basic and diluted).
For the year ended December 31, 2012, results include significant items of $135.2 million, or $0.74 per share, related to LNG terminal and pipeline development expenses primarily for the Sabine Pass Liquefaction Project and Corpus Christi Liquefaction Project, losses due to the early extinguishment of debt, and other expenses that primarily consisted of the write-down of a royalty interest. Excluding these significant items, the adjusted net loss for the year ended December 31, 2012 was $197.6 million, or $1.09 per share (basic and diluted).
Results are reported on a consolidated basis and include our ownership interest in Cheniere Partners, which was 59.5% as of December 31, 2012.
Overview of Recent Significant Events

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In October 2012, the U.S. Department of Energy ("DOE") granted us authority to export approximately 15 million metric tons per annum ("mmtpa") of domestically produced LNG to Free Trade Agreement ("FTA") countries from the proposed Corpus Christi Liquefaction Project. In August 2012, we had filed an application with the Federal Energy Regulatory Commission ("FERC") to site, construct and operate the Corpus Christi Liquefaction Project and an application with the DOE requesting multi-contract authorization to export LNG from the Corpus Christi Liquefaction Project to all current and future countries with which the U.S. has an FTA as well as to any country with which the U.S. does not have an FTA in effect;

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In October/November 2012, Sabine Pass LNG, L.P. ("Sabine Pass LNG") repurchased its $550.0 million 7.25% Senior Secured Notes due 2013 by issuing $420.0 million of 6.50% Senior Secured Notes due in 2020 (the "2020 Notes") and by Cheniere Partners selling 8.0 million common units in an underwritten public offering at a price of $25.07 per common unit for net cash proceeds of $194.0 million;

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In December 2012, Sabine Pass Liquefaction, LLC ("Sabine Pass Liquefaction") announced the commencement of the development of Train 5 and Train 6 of the Sabine Pass Liquefaction Project and that it has entered into an LNG sale and purchase agreement (“SPA”) with Total Gas & Power North America, Inc. ("Total") under which Total has agreed to purchase approximately 2.0 mmtpa of LNG volumes upon the commencement of Train 5 operations;

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In December 2012, Sabine Pass Liquefaction and Bechtel Oil, Gas and Chemicals, Inc. ("Bechtel") entered into a lump sum turnkey contract for the engineering, procurement and construction (“EPC”) of Train 3 and Train 4 of the Sabine Pass Liquefaction Project; and

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In February 2013, Sabine Pass Liquefaction issued an aggregate principal amount of $1.5 billion of 5.625% Senior Secured Notes due 2021 (the "Sabine Liquefaction Notes"). Proceeds from the offering are intended to be used to pay capital costs incurred in connection with the construction of Train 1 and Train 2 of the Sabine Pass Liquefaction

Project in lieu of a portion of the commitments under Sabine Pass Liquefaction's $3.6 billion senior secured credit facility.
2012 Results
Cheniere reported loss from operations of $75.8 million for the year ended December 31, 2012 compared to income from operations of $58.1 million for the comparable period in 2011.
Total revenues decreased $24.2 million, from $290.4 million in 2011 to $266.2 million for year ended December 31, 2012 primarily as a result of lower of cost or market adjustments to LNG inventory and less LNG export activity. Results for the year ended December 31, 2012 were also impacted by increases in general and administrative expenses of $63.7 million, from $88.4 million in 2011 to $152.1 million in 2012 primarily due to the August 2012 vesting of awards under the long-term incentive plan related to Train 1 and Train 2 of the Sabine Pass Liquefaction Project. Included in general and administrative expenses were non-cash compensation expenses of $53.2 million for the year ended December 31, 2012 and $24.4 million for the comparable 2011 period. LNG terminal and pipeline operating expenses increased $18.0 million, from $39.1 million in 2011 to $57.1 million in 2012 primarily as a result of the loss incurred to purchase LNG to maintain the cryogenic readiness of the Sabine Pass LNG terminal and increased dredging services in 2012. LNG terminal and pipeline development expenses increased $25.3 million, from $40.8 million in 2011 to $66.1 million in 2012 as a result of costs incurred to develop the Sabine Pass Liquefaction Project and Corpus Christi Liquefaction Project.
During 2012, we extinguished all outstanding indebtedness, excluding debt of Cheniere Partners and its subsidiaries. The average debt outstanding decreased year over year, resulting in a $58.6 million decrease in interest expense in 2012 as compared to the comparable 2011 period.
Liquefaction Projects Update
Sabine Pass Liquefaction Project
Cheniere Partners continues to make progress on the Sabine Pass Liquefaction Project, which is being developed for up to six natural gas liquefaction trains ("Trains"), each with a nominal production capacity of approximately 4.5 mmtpa. The Trains are in various stages of development.

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Train 1 and Train 2 have received all FERC and DOE approvals. We have secured approximately $5.7 billion of required financing to construct Train 1 and Train 2. We have issued a full notice to proceed to Bechtel and have commenced construction of Train 1 and Train 2 and the related new facilities needed to treat, liquefy, store and export natural gas. As of December 31, 2012, the overall project for Train 1 and Train 2 was approximately 18% complete. The estimated substantial completion dates for Train 1 and Train 2 are ahead of the contractual schedule for guaranteed substantial completion, and we anticipate that Train 1 will achieve initial LNG production in late 2015.

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Train 3 and Train 4 have received all FERC and DOE approvals, and we have entered into a lump sum turnkey EPC contract with Bechtel for Train 3 and Train 4. Construction of Train 3 and Train 4 and the related facilities is expected to commence upon, among other things, obtaining financing commitments sufficient to fund construction and making a positive final investment decision. We are in the process of securing the required financing for the construction of Train 3 and Train 4 and expect construction to begin in 2013.

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We recently began the development of Train 5 and Train 6. In September 2012, we entered into an agreement with Total whereby Sabine Pass Liquefaction will gradually obtain access to Total's send-out capacity and other services provided under its terminal use agreement with Sabine Pass LNG that may be used to accommodate the development of Train 5 and Train 6. Bechtel has begun preliminary engineering on Train 5 and Train 6, and we expect to initiate the regulatory approval process in the first half of 2013. In December 2012, we entered into an SPA with Total under which Total has agreed to purchase approximately 2.0 mmtpa of LNG volumes upon the commencement of Train 5 operations.

Corpus Christi Liquefaction Project

As currently contemplated, the Corpus Christi Liquefaction Project is being designed for up to three LNG trains with an aggregate peak capacity of approximately 15 mmtpa. We have engaged Bechtel to complete front-end engineering and design work and expect to have cost estimates in the second half of 2013.
In August 2012, we filed applications with the FERC for authorization to site, construct and operate the Corpus Christi Liquefaction Project and with the DOE requesting multi-contract authorization to export up to 767 Bcf per year (approximately 15 mmtpa) of LNG from the Corpus Christi Liquefaction Project to any non-FTA countries. In October 2012, the DOE granted us authority to export approximately 15 mmtpa per year of domestically produced LNG to FTA countries from the Corpus Christi Liquefaction Project.
We will contemplate making a final investment decision to commence construction of the Corpus Christi Liquefaction Project based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.
Timelines for Liquefaction Projects

Target Date
		Sabine Pass Liquefaction			Corpus Christi Liquefaction
	Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6	Trains 1-3
°	DOE export authorization	Received	Received	Initiating Filings 1H13	Received - FTA; Pending - Non-FTA
°	Definitive commercial agreements	Completed 7.7 mmtpa	Completed 8.3 mmtpa		2H13
	- BG Gulf Coast LNG, LLC	4.2 mmtpa	1.3 mmtpa
	- Gas Natural Fenosa	3.5 mmtpa
	- KOGAS		3.5 mmtpa
	- GAIL (India) Ltd.		3.5 mmtpa
	- Total Gas & Power N.A.			2.0 mmtpa
°	EPC contract	Completed	Completed	TBD	4Q13
°	Financing commitments		1H13	TBD	1Q14
	- Equity	Received
	- Debt	Received
°	FERC authorization	Received	Received	Initiating Filings 1H13	1Q14
	- Certificate to commence construction	Received	2013
°	Commence construction	Completed	2013	TBD	1Q14
°	Commence operations	2015/2016	2016/2017	TBD	2017

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six Trains, each with a nominal production capacity of approximately 4.5 mmtpa. Construction has begun on Train 1 and Train 2 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed and permitted for up to three Trains, with aggregate nominal production capacity of up to 15 mmtpa of LNG and which would include three LNG storage tanks with capacity of 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, entering into an engineering, procurement and construction contract, obtaining financing, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2017.
For additional information, please refer to the Cheniere Energy, Inc. website at www.cheniere.com and Annual Report on Form 10-K for the period ended December 31, 2012, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
LNG terminal revenues	$66,625	68,594	$265,894	$274,272
Oil and gas sales	327	489	1,492	2,568
Marketing and trading	469	3,499	(1,172)	13,554
Other	—	8	6	50
Total revenues	67,421	72,590	266,220	290,444

Operating costs and expenses
LNG terminal and pipeline development expenses	11,483	7,867	66,112	40,803
LNG terminal and pipeline operating expenses	20,470	10,077	57,076	39,101
Depreciation, depletion and amortization	19,406	15,421	66,407	63,405
General and administrative expenses	31,845	31,311	152,081	88,427
Other	132	150	376	562
Total operating costs and expenses	83,336	64,826	342,052	232,298

Income from operations	(15,915)	7,764	(75,832)	58,146

Loss on early extinguishment of debt	(42,587)	—	(57,685)	—
Interest expense, net	(41,092)	(65,526)	(200,811)	(259,393)
Derivative gain, net	346	(1,087)	58	(2,251)
Other income (expense)	133	75	(11,367)	320
Non-controlling interest	4,584	1,123	12,861	4,582
Income tax provision	207	(160)	(4)	(160)
Net loss	$(94,324)	(57,811)	$(332,780)	$(198,756)

Net loss per common share-basic and diluted	$(0.44)	(0.66)	$(1.83)	$(2.60)

Weighted average number of common shares outstanding-basic and diluted	215,586	87,591	181,768	76,483

	December 31,	December 31,
	2012	2011
Cash and cash equivalents	$201,711	$459,160
Restricted cash and cash equivalents	520,263	102,165
LNG inventory	7,045	6,562
Accounts and interest receivable	3,486	3,043
Prepaid expenses and other	16,058	20,522
Non-current restricted cash and cash equivalents	272,924	82,892
Property, plant and equipment, net	3,282,305	2,107,129
Debt issuance costs, net	220,949	33,356
Goodwill	76,819	76,819
Other assets	37,525	23,677
Total assets	$4,639,085	$2,915,325

Current liabilities	$159,763	$584,960
Long-term debt, net of discount	2,167,113	2,474,711
Deferred revenue	21,500	25,500
Non-current derivative liabilities	26,424	—
Other liabilities	2,680	3,146
Non-controlling interest	1,751,604	208,575
Stockholders' equity (deficit)	510,001	(381,567)
Total liabilities and deficit	$4,639,085	$2,915,325

	Sabine Pass LNG		Cheniere Partners		Other Cheniere	Consolidated Cheniere
Cash and cash equivalents	$—		$—		$201,711	$201,711
Restricted cash and cash equivalents	98,694	(2)	685,542	(3)	8,951	793,187
Total	$98,694		$685,542		$210,662	$994,898

As of December 31, 2012, we had unrestricted cash and cash equivalents of $201.7 million available to Cheniere. In addition, we had consolidated restricted cash and cash equivalents of $793.2 million (which included cash and cash equivalents and other working capital available to Cheniere Partners, in which we own a 59.5% interest, and Sabine Pass LNG) designated for the following purposes: $685.5 million for the Liquefaction Project and for Cheniere Partners' working capital, $92.3 million for interest payments related to the Sabine Pass LNG Senior Secured Notes described; $6.4 million for Sabine Pass LNG's working capital; and $9.0 million for other restricted purposes.

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

(2)	All cash and cash equivalents presented above for Sabine Pass LNG are considered restricted to us, but $5.2 million is considered unrestricted for Sabine Pass LNG.

(3)
All cash and cash equivalents presented above for Cheniere Partners are considered restricted to us, but $419.3 million is considered unrestricted for Cheniere Partners, including the $5.2 million considered unrestricted for Sabine Pass LNG. Subsequent to December 31, 2012, Sabine Pass Liquefaction issued the Sabine Liquefaction Notes. The $1,466 million net proceeds are considered restricted to us and Cheniere Partners.

CONTACTS:
Investors: Christina Burke, 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard, 713-375-5259